Exhibit 23.4
Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of CSX Corporation and subsidiaries (CSX) for the registration of $1.3 billion of securities of our report dated January 27, 2004, except for note 2, as to which the date is January 21, 2005, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Conrail Inc. and subsidiaries included in CSX Corporation's Annual Report (Form 10-K) for the fiscal year ended December 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP	/s/ KPMG LLP

Jacksonville, Florida	Norfolk, Virginia
February 21, 2006	February 21, 2006